Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 13, 2006, accompanying the financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Theragenics Corporation on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Theragenics Corporation® on Form S-8, file numbers 333-48136, 333-15313, 333-40737, 333-40653, 333-64801 and on Form S-3 333-127551.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 13, 2006